Exhibit 99.77(o)

ITEM 770 - Transactions effected pursuant to Rule 10f-3

Fund Name	Issuer	Date of Purchase	Broker/Dealer Purchased From	Affiliated/Principal Underwriter of Syndicate

VY® JPMorgan Mid Cap Value Portfolio	Southwestern Energy Co	1/15/2015	Merrill Lynch and Co.	JPMorgan Securities
VY® JPMorgan Mid Cap Value Portfolio	Brixmor Property Group Inc.	3/24/2015	Wells Fargo Advisors LLC	J.P. Morgan Securities
VY® JPMorgan Mid Cap Value Portfolio	Citizens Financial Group CFG	3/25/2015	Morgan Stanley and Co LLC	J.P. Morgan Securities
VY® Pioneer High Yield Portfolio	ALTICE 6 5/8 2/15/2023	1/30/2015	Goldman Sachs	UniCredit